Exhibit (a)(1)

Offer to Purchase

Lightstone Value Plus Real Estate Investment Trust, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701

Offer to Purchase Up to 2,040,816 Shares of Common Stock
Dated October 3, 2011

Letters of Transmittal Tendering Shares of Common Stock Must Be Received by the
Depositary for
Lightstone Value Plus Real Estate Investment Trust, Inc.
by 12:00 Midnight, Eastern Standard Time, on December 1, 2011,
unless the Offer is extended.

Withdrawal Rights Will Expire at 12:00 Midnight, Eastern Standard Time,
on December 1, 2011, unless the Offer is Extended.

Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Trust”), a real estate investment trust for U.S. federal income tax purposes (a “REIT”), is offering to acquire up to 2,040,816 shares of the Trust’s common stock (the “Shares”) from the holders (“Holders”) of the Shares at a purchase price equal to $9.80 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”), as each may be supplemented or amended from time to time (which together constitute this “Offer”). This Offer will expire at 12:00 midnight, Eastern Standard Time, on December 1, 2011, or such other date to which this Offer may be extended (the “Expiration Date”).

THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 2,040,816 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE TRUST WILL ACCEPT FOR PURCHASE 2,040,816 SHARES FROM TENDERING HOLDERS (WHO DO NOT ELECT THE ‘SELL ALL OR NONE’ OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A HOLDER MAY TENDER ANY OR ALL THE SHARES OWNED BY SUCH HOLDER.

IMPORTANT

Any Holder of Shares desiring to tender all or any portion of his, her or its Shares should complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with any other required documents, to DST Systems, Inc., as depositary for this Offer (“Depositary”) at Lightstone REIT, C/O DST Systems, Inc., PO Box 219002, Kansas City, MO 64121-9002.

If your Shares are registered in the name of a custodian or other nominee, you should contact them if you desire to tender your Shares and request that they tender your Shares for you.

Questions regarding this Offer to Purchase or the Letter of Transmittal may be directed to ICON Investments, Attn: Denise Kerrigan, 100 Grossman Drive, Suite 301, Braintree, MA 02184, Toll Free: (877) 304-4733, Fax: (781) 380-8788. Requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to ICON Investments, Attn: Denise Kerrigan, 100 Grossman Drive, Suite 301, Braintree, MA 02184, Toll Free: (877) 304-4733, Fax: (781) 380-8788.

The Trust expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 12 of this Offer prior to the Expiration Date, to terminate this Offer and not accept for payment any Shares, and (iii) to amend this Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Holders in a manner reasonably designed to inform Holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”). In the case of an extension of this Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 A.M., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE TRUST OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

WITH THE EXCEPTION OF HISTORICAL INFORMATION, THIS OFFER TO PURCHASE, INCLUDING INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON CERTAIN ASSUMPTIONS AND DESCRIBE OUR FUTURE PLANS, STRATEGIES AND EXPECTATIONS, ARE GENERALLY IDENTIFIABLE BY USE OF THE WORDS “MAY”, “WILL”, “BELIEVE”, “EXPECT”, “INTEND”, “ANTICIPATE”, “ESTIMATE”, “PROJECT”, OR SIMILAR EXPRESSIONS OR VARIATIONS THEREOF. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH ARE, IN SOME CASES, BEYOND OUR CONTROL AND WHICH COULD MATERIALLY AFFECT ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS. YOU SHOULD NOT PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. YOU SHOULD UNDERSTAND THAT MANY IMPORTANT FACTORS, INCLUDING THOSE DISCUSSED HEREIN OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AND MANY OF WHICH ARE BEYOND OUR CONTROL, COULD CAUSE OUR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR SUGGESTED IN ANY FORWARD-LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, WE DO NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE OF THIS OFFER TO PURCHASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS OR THE OBTAINING OF NEW KNOWLEDGE. YOU SHOULD READ THE RISK FACTORS AFFECTING US DISCUSSED UNDER “ITEM 1A. RISK FACTORS” OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, AS SUPPLEMENTED BY OUR SUBSEQUENT EXCHANGE ACT REPORTS.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THIS OFFER.

October 3, 2011

i

SUMMARY TERM SHEET

Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Trust”), a Maryland corporation and a real estate investment trust for U.S. federal income tax purposes (a “REIT”), is offering to purchase up to 2,040,816 shares of the Trust’s common stock (the “Shares”), for $9.80 per Share in cash, less any applicable withholding taxes and without interest. This Offer will expire at 12:00 midnight, Eastern Standard Time, on December 1, 2011, or such other date to which this Offer may be extended (the “Expiration Date”). The following are some of the questions that you, as a holder (a “Holder”) of Shares may have, and the answers to those questions. We urge you to read carefully this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary. We refer to Lightstone Value Plus Real Estate Investment Trust, Inc. as “we” or “us” or the “Trust” in this Offer to Purchase.

Why is the Trust making this Offer?

The purpose of this Offer is to provide additional liquidity to Holders in excess of that provided under the Trust’s share redemption program, under which purchases are limited to 2.0% of the weighted average number of Shares outstanding during the prior calendar year. The Trust has cash and liquid assets available to make this Offer. In addition, the Trust perceives that there may be a desire for some Holders to sell a greater amount of Shares than would be allowed under the share redemption program. The Trust is making this Offer to provide an opportunity to Holders who wish to do so to sell all or a portion of their Shares.

Will the Trust offer to purchase Shares from Holders outside of the share redemption program in the future?

If the board of directors of the Trust determines that it is advisable to do so, the Trust may in the future make additional offers to purchase Shares from Holders apart from the Trust’s share redemption program. The board of directors of the Trust may decide that such an offer is advisable for the same reasons as this Offer or for other unrelated reasons.

What are the classes and amounts of securities sought in this Offer?

The Trust is offering to purchase up to 2,040,816 Shares. See Introduction and This Offer — Section 1.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

The Trust is offering to pay $9.80 per Share, net to you, in cash, less any applicable withholding taxes and without interest. If you tender your Shares to the Trust in this Offer, you will not be obligated to pay transfer fees, brokerage fees or commissions or other fees in connection with the sale of the Shares to the Trust pursuant to this Offer.

The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. The Trust will pay all charges and expenses of the Depositary incurred in connection with this Offer. Neither the Trust nor its affiliates will pay any fees or commissions to any broker or dealer or any other person (other than the Depositary) for soliciting tenders of Shares pursuant to this Offer.

Do you have the financial resources to make payment?

Yes. If all of the Shares sought are purchased, the Trust’s required payment to purchase the Shares will be approximately $20,000,000. The Trust has sufficient liquid net worth to fund this Offer. See This Offer —  Section 9.

How long do I have to decide whether to tender Shares in this Offer?

You will have until 12:00 midnight, Eastern Standard Time, on December 1, 2011 to tender your Shares in this Offer, unless this Offer is extended. See This Offer — Section 4.

How will I be notified if this Offer is extended?

If the Trust extends this Offer, the Trust will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 A.M., Eastern Standard Time, on the business day after the day on which this Offer was scheduled to expire. See This Offer — Section 1.

Will all of the Shares I tender be accepted by the Trust?

The Trust is offering to purchase up to 2,040,816 Shares. If the number of Shares validly tendered and not properly withdrawn between October 3, 2011 and December 1, 2011, or such other date to which this Offer may be extended, is less than or equal to 2,040,816, the Trust will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of this Offer. On the other hand, if more than 2,040,816 Shares are so tendered and not withdrawn, the Trust will accept for payment, and pay for, 2,040,816 Shares so tendered from Holders pro rata according to the number of Shares so tendered. You have the option to ‘Sell All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal. If you check that box, the Trust will not purchase your Shares if more than 2,040,816 Shares are tendered, and you will be deemed to automatically withdraw your tender. See This Offer — Section 3.

What are the most significant conditions to this Offer?

There is no condition to this Offer based on a minimum number of Shares tendered, the availability of financing, or the success of this Offer. However, our obligation to purchase Shares properly tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Date, including, but not limited to:

•	No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold all Shares purchased in the Offer;
•	No general suspension of trading in, or limitation on prices for or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;
•	No significant changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business or the trading in the Shares shall have occurred;
•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred;
•	No person (including a group) shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	No person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire us or any of the Shares, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries; and
•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects shall have occurred.

Please see the discussion in This Offer — Section 12, for a description of all conditions.

How do I tender my Shares?

To tender Shares, you must deliver a completed Letter of Transmittal to the Depositary, not later than the time this Offer expires. See This Offer — Section 4.

Until what time can I withdraw previously tendered Shares?

You can withdraw tendered Shares at any time until this Offer has expired, and, if the Trust has not agreed by December 1, 2011 (or a later date as may apply, if this Offer is extended) to accept your Shares for payment, you can withdraw them at any time after that time, until the Trust accepts your Shares for payment. See This Offer — Section 5.

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See This Offer —  Section 5.

When and how will I be paid for my Shares?

Subject to the terms and conditions of this Offer, the Trust will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of the expiration of this Offer and the satisfaction or waiver of the conditions to this Offer set forth in This Offer — Section 12 relating to governmental or regulatory approvals. The Trust does, however, reserve the right, in its sole discretion and subject to applicable law, to delay payment for Shares until satisfaction of all conditions to this Offer relating to governmental or regulatory approvals. See This Offer — Section 2.

The Trust will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. See This Offer — Section 2.

If I decide not to tender, how will this Offer affect my Shares?

The Trust does not anticipate that Shares held by non-tendering Holders will be affected in any way by the completion of this Offer.

What is the market value of my Shares?

The price for this Offer was established by the Trust based on the valuation performed by the Trust’s management, as of December 31, 2010, for purposes of establishing the Trust’s net asset value.

The table below provides a summary of the key components at December 31, 2010 of the Trust’s net asset value:

Net Assets:
Real Estate Properties
Wholly owned properties	$235,831
Investment in unconsolidated property	11,979
Investment in unconsolidated development projects	27,015
Total real estate properties		$274,825
Non-Real Estate Assets
Cash and cash equivalents	24,318
Marketable equity securities	172,379
Restricted escrows	16,028
Restricted marketable equity securities	33,946
Other assets	12,372
Total Non-Real Estate Assets		259,043
Total Assets		533,868
Liabilities:
Mortgage debt	(195,523)
Other liabilities	(12,755)
Total Liabilities		(208,278)
Non-Controlling Interests		(11,023)
Net Asset Value		$314,567

Our net asset value as of December 31, 2010 was determined by the Trust’s board of directors. Additionally, the Trust engaged a third party valuation firm to perform a review of our estimated values of assets and liabilities as of December 31, 2010. The third party valuation firm independently estimated a range of values for our assets and liabilities as of December 31, 2010 and confirmed that the Trust’s estimated net asset value was within the valuation firm’s estimated range and reasonable. The value of our wholly owned properties, excluding Everson Pointe, a retail property, and the Grand Prairie, Texas and Livermore, California development projects, represents a 7.2% capitalization rate based on historical net operating income for the year ended December 31, 2010. However, the values of these properties are included in the value of total real estate properties in the table above. Everson Pointe, which was acquired on December 17, 2010, was valued at its purchase price of $8.8 million, which equates to a 7.9% capitalization rate based on 2011 budgeted net operating income. Our unconsolidated investment in property consists of our 49% ownership interest in 1407 Broadway, an office building. The value of our investment in 1407 Broadway represents a 5.2% capitalization rate based on historical net operating income for the year ended December 31, 2010 and has been reduced by our proportionate share of its outstanding mortgage indebtedness. Our investment in unconsolidated development projects represents our 37.12% effective ownership interest in outlet center projects located in Grand Prairie, Texas and Livermore, California. The value of our investment in development projects represents a 6.8% capitalization rate based on projected net operating income upon stabilization and has been reduced by our proportionate share of their expected mortgage indebtedness and discounted at a rate of 20%.

The valuation was performed so that the Trust could provide the relevant information and valuations to broker-dealers to enable them to include a per Share valuation in their customer account statements pursuant to NASD Rule 2340. The current fair market value of the Shares may be higher or lower than the valuation. There currently is no public market for the Shares and the Trust does not expect one to develop. The Trust currently has no plans to list its Shares on a national securities exchange or over-the-counter market, or to include its Shares for quotation on any national securities market. Accordingly, it is not possible to determine the market value of the Shares. Privately negotiated sales and sales through intermediaries currently are the only means available to a Holder to liquidate an investment in Shares. During the period from January 1, 2009 through June 30, 2011, the Trust has purchased Shares through our share redemption program. In addition, the Trust has issued Shares through our Distribution Reinvestment Program (the “DRP”).

The following is a list of Shares purchased through the share redemption program by quarter (except with respect to Quarter 2 of 2010, which represents the rescinding of investments):

Share Redemptions

Year	Quarter	Shares Redeemed	High Price	Low Price
2009		453,167	$9.88	$9.50
2010	1	158,596	$9.97	$9.47
2010	2	9,396	$10.00	$10.00
2010	3	19,291	$9.00	$9.00
2010	4	396,296	$9.00	$9.00
2011	1	238,989	$9.00	$9.00
2011	2	137,292	$9.00	$9.00

Note:  Quarter 2 2010 redemption represents rescinding of investments.

The following is a list of Shares issued through the DRP by quarter:

Distribution Reinvestment Program

Year	Quarter	Shares Issued	DRP Price
2009	1	488,755	$9.50
2009	2	467,201	$9.50
2009	3	457,843	$9.50
2009	4	745,083	$9.50
2010	1	224,336	$9.50
2010	2*	0	$—
2010	3	197,529	$9.50
2010	4	199,097	$9.50
2011	1	191,961	$9.50
2011	2	192,580	$9.50

*	The DRP was temporarily suspended in Quarter 2 2010.

To our knowledge, there was only one secondary market sale of Shares since 2009, in which 2,400 Shares were sold at $5.55 per Share in the third quarter of 2010.

Following the completion of this Offer, the Trust expects to continue its practice of redeeming Shares through the Trust’s share redemption program, subject to restrictions and applicable law. The prices at which stockholders who have held Shares for the required one-year period may sell Shares back to us at the lesser of (i) the Share price as determined by the board of directors or (ii) the purchase price per Share if purchased in the Trust’s initial public offering at a reduced price. As of October 3, 2011, Shares could be redeemed at a price of $9.00 per Share. The Trust may make repurchases, if requested, at least once quarterly. The share redemption program limits the number of Shares redeemed during any 12-month period to 2.0% of the weighted average number of Shares outstanding during the prior calendar year. Any Holder requesting redemption must present at least 25% of the Holder’s Shares for redemption. Funding for the share redemption program comes exclusively from proceeds the Trust receives from the sale of Shares under the DRP and other operating funds as the board of directors, at its sole discretion, may reserve for this purpose. If funds available for the share redemption program are not sufficient to accommodate all requests, Shares will be redeemed ratably as described in Introduction.

What are the federal income tax consequences of participating in this Offer?

If your tendered Shares are accepted and you are a U.S. Holder (as defined in This Offer — Section 6), the receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution taxable as ordinary income to the extent it is out of our current or accumulated earnings and profits (and not designated by us as a capital gain dividends or qualified dividend income). Different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted share units). See This Offer — Section 6.

If you are a Non-U.S. Holder (as defined in This Offer — Section 6), the payment of cash for your tendered Shares may be subject to U.S. federal income tax withholding. See This Offer — Section 6.

In all cases, we recommend that you consult your tax advisor regarding the tax consequences to you of tendering your Shares.

Whom can I talk to if I have questions about this Offer?

You can contact ICON Investments, Attn: Denise Kerrigan, 100 Grossman Drive, Suite 301, Braintree, MA 02184, Toll Free: (877) 304-4733, Fax: (781) 380-8788.

To:  All Holders of Shares of Lightstone Value Plus Real Estate Investment Trust, Inc.:

INTRODUCTION

Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Trust”) is offering to purchase up to 2,040,816 shares of the Trust’s common stock (the “Shares”) for $9.80 per Share in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer. We have retained DST Systems, Inc. (the “Depositary”) to serve as the depositary for this Offer. We will pay all charges and expenses of the Depositary incurred in connection with this Offer. See This Offer — Section 14.

There is no condition to this Offer based on a minimum number of Shares tendered, the availability of financing, or the success of this Offer. However, we may not be obligated to purchase any Share if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, the Trust is not obligated to purchase any Share which is validly tendered if, among other things, there is a change that, in our reasonable judgment, would have a material adverse change on our business or prospects. The Trust can waive any of the conditions in this Offer.

If more than 2,040,816 Shares are validly tendered and not withdrawn, the number of Shares to be accepted from Holders would be subject to proration. This Offer allows Holders the option to sell ‘Sell All or None’ of their Shares, thereby allowing Holders the option to avoid proration if more than 2,040,816 Shares are tendered. See This Offer — Section 3. A Holder may tender any or all Shares owned by such Holder.

The purpose of this Offer is to provide additional liquidity to Holders in excess of that provided under the Trust’s share redemption program, under which purchases are limited to 2.0% of the weighted average number of Shares outstanding during the prior calendar year. The Trust has cash and liquid assets available to make this Offer. In addition, the Trust perceives that there may be a desire for some Holders to sell a greater amount of Shares than would be allowed under the share redemption program. The Trust is making this Offer to provide an opportunity to Holders who wish to do so to sell all or a portion of their Shares.

The price per Share in this Offer was established by the Trust based on the valuation performed by the Trust’s management, as of December 31, 2010, for purposes of establishing the Trust’s net asset value. This valuation was performed so that the Trust could provide the relevant information and valuations to broker-dealers to enable them to include a per Share valuation in their customer account statements pursuant to NASD Rule 2340. The current fair market value of the Shares may be higher or lower than the valuation. There currently is no public market for the Shares and the Trust does not expect one to develop. The Trust currently has no plans to list its Shares on a national securities exchange or over-the-counter market, or to include its Shares for quotation on any national securities market. Accordingly, it is not possible to determine the market value of the Shares. See This Offer — Section 7.

Following the completion of this Offer, the Trust expects to continue its practice of redeeming Shares through the Trust’s share redemption program, subject to restrictions and applicable law. The stockholders who have held Shares for the required one-year period may sell Shares back to us at the lesser of (i) the Share price as determined by the board of directors or (ii) the purchase price per Share if purchased in the Trust’s initial public offering at a reduced price. As of October 3, 2011, Shares eligible under the share redemption program could be redeemed at a price of $9.00 per Share. The Trust’s affiliates are not eligible to participate in the share redemption program.

Pursuant to the terms of the share redemption program, the Trust will make repurchases, if requested, at least once quarterly. The share redemption program limits the number of Shares redeemed during any 12-month period to 2.0% of the weighted average number of Shares outstanding during the prior calendar year.

The Trust’s board of directors reserves the right in its sole discretion at any time and from time to time to:

•	waive the one-year holding period in the event of the death of a stockholder, a stockholder’s disability or need for long-term care, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for redemption;

•	change the purchase price for redemptions; or
•	otherwise amend the terms of, suspend or terminate our share redemption program.

Funding for the share redemption program comes exclusively from proceeds the Trust receives from the sale of Shares under the DRP and other operating funds as the board of directors, at its sole discretion, may reserve for this purpose. If funds available for the share redemption program are not sufficient to accommodate all requests, Shares will be redeemed as follows: first, pro rata as to redemptions upon the death or disability of a stockholder; next, pro rata as to redemptions to stockholders who demonstrate, in the discretion of the board of directors, another involuntary exigent circumstance, such as bankruptcy; next, pro rata as to redemptions to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, pro rata as to all other redemption requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to the Trust fewer than all of the Shares then-owned for redemption, except that the minimum number of Shares that must be presented for redemption shall be at least 25% of the Holder’s Shares. However, provided that a redemption request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where redemption is being requested (1) on behalf of a deceased stockholder; (2) by a stockholder who is deemed by the board of directors to be disabled or in need of long-term care; (3) by a stockholder due to other involuntary exigent circumstances, such as bankruptcy; or (4) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s Shares may be presented for redemption; provided, however, that any future redemption request by such stockholder must present for redemption at least 25% of such stockholder’s remaining Shares.

If, prior to the Expiration Date, the Trust increases the consideration offered to Holders pursuant to this Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to this Offer, whether or not such Shares were tendered prior to such increase in consideration.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to this Offer.

THIS OFFER

1.  Terms of this Offer.

Upon the terms and subject to the conditions set forth in this Offer, the Trust will accept for payment and pay for up to 2,040,816 Shares that are validly tendered and not withdrawn before the Expiration Date. “Expiration Date” means 12:00 Midnight, Eastern Standard Time, on December 1, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which this Offer, as so extended, shall expire.

This Offer is subject to the conditions set forth in Section 12. If any such condition is not satisfied, we may:

•	terminate this Offer and return all tendered Shares to the tendering Holders,
•	extend this Offer and, subject to withdrawal rights as set forth in Section 5, retain all such Shares until the expiration of this Offer as so extended,
•	waive such condition and, subject to any requirement to extend the period of time during which this Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date, or
•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to this Offer.

Subject to any applicable rule and regulation of the Securities and Exchange Commission (the “SEC”), the Trust expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which this Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to this Offer and subject to the right of a tendering Holder to withdraw Shares.

Subject to any applicable rule and regulation of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Trust expressly reserves the right to (i) terminate or amend this Offer if any of the conditions set forth in Section 12 have not been satisfied or (ii) waive any condition or otherwise amend this Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the Trust to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of this Offer.

If the Trust increases or decreases the number of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to this Offer and this Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, this Offer shall be extended until the expiration of such period of 10 business days. If the Trust makes any other material change in the terms of or information concerning this Offer or waives a material condition of this Offer, the Trust will extend this Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of this Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the number of Shares that must be tendered is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Eastern Standard Time.

If the Trust extends this Offer, is delayed in accepting for payment, or paying for, Shares or is unable to accept for payment, or payment for, Shares pursuant to this Offer for any reason, then, without prejudice to its rights under this Offer, the Depositary may, on the Trust’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in Section 5. The Trust’s reservation of the right to delay acceptance for payment of, or payment for, Shares is subject to applicable law, which requires that the Trust pay the consideration offered or return Shares deposited by or on behalf of Holders promptly after the termination or withdrawal of this Offer.

Any extension, delay, termination, waiver or amendment of this Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Trust may choose to make any public announcement, the Trust will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of this Offer, we will make a public announcement of such extension no later than 9:00 A.M., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date.

Purchases from Officers, Directors and Affiliates of the Trust.  Holders who are officers, directors, and affiliates of the Trust, including David Lichtenstein and Bruno deVinck, are eligible to participate in this Offer. However, David Lichtenstein and Bruno deVinck, who are the only officers or directors of the Trust that own Shares, have advised us that they do not intend to participate in this Offer. Additionally, the independent directors of the Trust have advised us that they do not intend to participate in this Offer.

2.  Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of this Offer, promptly after the Expiration Date, the Trust will accept for payment and pay for Shares validly tendered and not withdrawn before the Expiration Date. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Trust reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of, or payment for, Shares in anticipation of any governmental or regulatory approvals. For a description of its right to terminate this Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 12. If the Trust increases the consideration to be paid for Shares pursuant to this Offer, it will pay such increased consideration for all Shares purchased pursuant to this Offer.

The Trust will pay for Shares accepted for payment pursuant to this Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to this Offer will be made only after timely receipt by the Depositary of (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (ii) any other required documents. For a description of the procedure for tendering Shares pursuant to this Offer, see Section 4. Accordingly, payment may be made to tendering Holders at different times if delivery of the Letters of Transmittal and other required documents occurs at different times. Under no circumstances will the Trust pay interest on the consideration paid for Shares pursuant to this Offer, regardless of any delay in making such payment.

For purposes of this Offer, the Trust shall be deemed to have accepted for payment tendered Shares when, as and if it gives oral or written notice of our acceptance to the Depositary.

If any tendered Share is not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to any Offer is delayed or the Trust is unable to accept for payment, purchase or pay for Shares tendered pursuant to this Offer, then, without prejudice to its rights under Section 12 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Trust, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering Holders are entitled to withdrawal rights as described in Section 5.

If, prior to the Expiration Date, the Trust increases the consideration offered to Holders pursuant to this Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to this Offer, whether or not such Shares were tendered prior to such increase.

3.  Proration.

The Trust is offering to purchase up to 2,040,816 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 2,040,816, it will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of this Offer. However, in the event that more than 2,040,816 Shares are so tendered and not withdrawn, the Trust will accept for payment, and pay for, 2,040,816 Shares so tendered from tendering Holders (who do not elect the ‘All or None’ option) on a pro rata basis, according to the number of Shares so tendered.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted and the Holders from whom Shares have been accepted, the Trust will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Trust will not pay for any Shares tendered until after the final proration has been completed.

Holders may indicate, by checking a box on the Letter of Transmittal (the ‘Sell All or None’ box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If more than 2,040,816 Shares have been properly tendered without checking the ‘Sell All or None’ box, then the above description of proration will apply only to tenders of such Shares that do not have the ‘Sell All or None’ box checked.

4.  Procedure for Tendering Shares.

Valid Tender of Shares.  To validly tender Shares pursuant to this Offer, the Depositary must receive at its address set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal on or prior to the Expiration Date. A Holder of Shares may tender any and all Shares owned by such Holder.

In order for a tendering Holder to participate in this Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Eastern Standard Time, on December 1, 2011, or such date to which this Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Holder and delivery will be deemed made only when actually received by the Depositary.

The tender of Shares will constitute your acceptance of this Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and to execute, deliver and perform the Letter of Transmittal and any other documents required by the Letter of Transmittal. The Trust’s acceptance for payment of Shares tendered by you pursuant to this Offer will constitute a binding agreement between the Trust with respect to such Shares, upon the terms and subject to the conditions of this Offer.

Signature Guarantee.  No signature guarantee is required if the Letter of Transmittal is signed by the registered Holder of the Shares tendered therewith and the Holder has not completed either the box captioned “Special Payment Instructions” or “Special Delivery Instructions” in the Letter of Transmittal. If a Share is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered Holder, then the signature on the Letter of Transmittal must be guaranteed by an eligible guarantor institution.

Determination of Validity.  The Trust will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and the Trust’s determination shall be final and binding, subject to tendering Holders’ right to bring any dispute with respect thereto before a court of competent jurisdiction. The Trust reserves the absolute right to reject any or all tenders of Shares that it determines not to be in proper form or the acceptance for payment of, or payment for, Shares, which may, in the opinion of the Trust’s counsel, be unlawful. The Trust also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Trust, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.  Withdrawal Rights.

You may withdraw tenders of Shares made pursuant to this Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 1, 2011, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If the Trust extends the period of time during which this Offer is open, is delayed in accepting for payment, or paying for, Shares or is unable to accept for payment or pay for Shares pursuant to this Offer for any reason, then, without prejudice to our rights under this Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 5.

For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in This Offer — Section 4 at any time before the Expiration Date.

The Trust will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding, subject to each tendering Holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Trust, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

6.  Material U.S. Federal Income Tax Consequences.

The following discussion is a summary of material U.S. federal income tax consequences of an exchange of Shares for cash pursuant to this Offer to Purchase that may be relevant to Holders who hold such Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the provisions of the Code, final, temporary and proposed Treasury regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this Offer to Purchase, all of which are subject to change (possibly with retroactive effect), which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the Internal Revenue Service (the “IRS”), or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences (e.g., estate and gift tax consequences). In addition, this discussion does not address tax consequences applicable to a Holder’s particular circumstances, including, without limitation, alternative minimum tax consequences and tax consequences applicable to Holders that may be subject to special tax rules, such as banks, insurance companies and other financial institutions, brokers or dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, tax-exempt organizations, hybrid entities, certain United States expatriates, persons holding Shares as a part of a hedge, straddle, conversion transaction or other risk reduction or integration transaction, or persons entering into a constructive sale with respect to the Shares, individual retirement and other tax-deferred accounts, regulated investment companies, real estate investment trusts, “U.S. Holders” (as defined below) having a functional currency other than the U.S. dollar, or Holders that acquired their Shares through the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer to Purchase.

The tax treatment of a Holder that exchanges its Shares for cash pursuant to the Offer to Purchase will depend upon whether the Holder’s receipt of cash for Shares pursuant to the Offer to Purchase is treated as a sale or exchange of the Shares or instead as a distribution with respect to the Trust’s stock that is actually or constructively owned by the Holder.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares who or which is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States for U.S. federal income tax purposes, (b) a corporation, or other entity taxed as a corporation, created or organized in or under the laws of the United States, any state thereof of the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder.

EACH HOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Consequences to U.S. Holders.  A U.S. Holder’s exchange of Shares for cash pursuant to the Offer to Purchase will be treated as a “sale or exchange” of the Shares for U.S. federal income tax purposes only if the receipt of cash upon such exchange:

•	is “substantially disproportionate” with respect to the U.S. Holder;
•	results in a “complete termination” of the U.S. Holder’s interest in the Trust; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the above three tests has been met, a U.S. Holder must take into account not only the Shares that the U.S. Holder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a U.S. Holder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

•	An exchange of Shares for cash pursuant to the Offer to Purchase will be “substantially disproportionate” with respect to a U.S. Holder if the percentage of outstanding Shares of the Trust actually and constructively owned by the U.S. Holder immediately following the exchange of Shares for cash pursuant to the Offer to Purchase (treating all Shares acquired by us pursuant to the Offer to Purchase as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Trust actually and constructively owned by the U.S. Holder immediately before the exchange (treating as outstanding all Shares purchased in the Offer to Purchase from the particular U.S. Holder and all other Holders). In no event will the exchange of Shares for cash pursuant to the Offer to Purchase be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the combined voting power of the Trust immediately following the exchange of Shares for cash pursuant to the Offer to Purchase.

•	An exchange of Shares for cash pursuant to the Offer to Purchase will result in a “complete termination” of a U.S. Holder’s equity interest in the Trust if either (1) all of the stock of the Trust (including the Shares and other stock) actually and constructively owned by the U.S. Holder is exchanged for cash pursuant to the Offer to Purchase or (2) all of the stock of the Trust (including the Shares and other stock) actually owned by the U.S. Holder is exchanged for cash pursuant to the Offer to Purchase and the U.S. Holder is eligible to waive, and effectively waives, the attribution of the Trust’s stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.
•	An exchange of Shares for cash pursuant to the Offer to Purchase will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s interest in the Trust. Whether a U.S. Holder meets this test will depend on the U.S. Holder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Holder whose is a minority shareholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of Shares of the Trust by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer to Purchase, even if all the Shares of the Trust actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer to Purchase, fewer than all of the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a U.S. Holder pursuant to the Offer to Purchase will meet any of the above three tests.

If the receipt of cash by a U.S. Holder in exchange for the tender of Shares pursuant to the Offer to Purchase meets any of the above three tests, the U.S. Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the U.S. Holder for such Shares and (2) the U.S. Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a U.S. Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the U.S. Holder. This gain or loss will be characterized as long-term capital gain or loss if the U.S. Holder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer to Purchase. In the case of a U.S. Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer to Purchase.

If the receipt of cash by a U.S. Holder in exchange for the tender of Shares pursuant to the Offer to Purchase does not meet any of the above three tests, then the full amount of cash received by the U.S. Holder with respect to our purchase of Shares under the Offer to Purchase will be treated as a distribution to the U.S. Holder with respect the U.S. Holder’s Shares. Such distribution will be treated as ordinary dividend income to the U.S. Holder to the extent of such U.S. Holder’s ratable share of our current or accumulated earnings and profits (to the extent not designated as capital gain dividends or qualified dividend income) as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-deferred return of capital that will reduce the U.S. Holder’s adjusted tax basis in the Shares exchanged in the Offer. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of any distribution will constitute a tax-deferred return of capital. Any amount remaining after the U.S. Holder’s adjusted tax basis has been reduced to zero will be taxable to the U.S. Holder as capital gain. Any such gain will be long-term capital gain if the U.S. Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the Offer to Purchase. The U.S. Holder’s remaining adjusted tax basis in its redeemed Shares (after any reduction as noted above), if any, will be allocated to other Shares of the Trust held by the U.S. Holder.

Provided that no tendering Holder is treated as receiving a dividend as a result of the Offer to Purchase, stockholders whose percentage ownership of the Trust increases as a result of the Offer to Purchase will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering Holder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Trust increases as a result of the tender, including Holders who do not tender any Shares pursuant to the Offer to Purchase, may be deemed to receive a constructive distribution under Section 305(c) of the Code in the amount of the increase in their percentage ownership of the Trust as a result of the Offer to Purchase. Such constructive distribution will be treated as a dividend to the extent of the Trust’s current or accumulated earnings and profits allocable to it. Such dividend treatment will not apply if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Consequences to Non-U.S. Holders.  Gain realized by a Non-U.S. Holder on an exchange of Shares for cash pursuant to the Offer to Purchase generally will not be subject to U.S. federal income tax if the transaction is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests described above under “Consequences to U.S. Holders” provided that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if a treaty applies, the gain generally is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); (2) the Non-U.S. Holder is an individual and is not present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met; and (3) (A) the Trust is “domestically controlled,” which generally means that less than 50% in value of our stock continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date the Non-U.S. Holder exchanges such Shares pursuant to the Offer to Purchase or, if shorter, during the entire period of our existence, or (B) the Shares are “regularly traded” on an established securities market and the exchanging Non-U.S. Holder has not held more than 5% of the Trust’s outstanding Shares at any time during the five-year period ending on the date of the exchange pursuant to the Offer to Purchase. We do not believe that the Shares are “regularly traded” on an established market. If gain realized by a Non-U.S. Holder on an exchange of Shares for cash pursuant to the Offer to Purchase were to be subject to taxation, the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, and we may be required to withhold from the gross amount of cash to be paid to the Non-U.S. Holder in exchange for its Shares.

If a Non-U.S. Holder does not satisfy any of the tests described above under “Consequences to U.S. Holders,” the full amount received by the Non-U.S. Holder with respect to our purchase of Shares under the Offer to Purchase will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares, rather than as a sale or exchange of such Shares. Such distributions, that are not attributable to gain from our sales or exchanges of United States real property interests and not designated by us as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Holders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If such dividend is treated as effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, the Non-U.S. Holder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Holders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Shares. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Holder’s Shares tendered in the Offer to Purchase. Instead, they will reduce the adjusted tax basis of such Shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Holder’s Shares tendered in the Offer to Purchase, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of Shares for cash pursuant to the Offer to Purchase, as described in the previous paragraph. Distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a Non-U.S. Holder as if such gain were effectively connected with the conduct by such Non-U.S. Holder or a trade or business in the United States. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. Holders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such dividends may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder not entitled to any treaty exemption. However, generally a capital gain dividend from a REIT is not treated as effectively connected income for a Non-U.S. Holder if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (2) the Non-U.S. Holder does not own more than 5% of the Shares at any time during the one year period ending on the date of the exchange pursuant to the Offer to Purchase. However, we do not believe that the Shares are “regularly traded” on an established securities market and therefore we do not believe that this exception applies.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with of the gross proceeds payable to a Holder pursuant to the Offer to Purchase. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number (employer identification number or social security number) to the Depository and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain Holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary or from www.irs.gov. See “Substitute Form W-9” in the Letter of Transmittal. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Furthermore, gross proceeds payable pursuant to the Offer to Purchase to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax as described above under “Consequences to Non-U.S. Holders,” unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary or from www.irs.gov. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer to Purchase are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary or from www.irs.gov. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

FIRPTA Withholding.  To prevent the withholding of U.S. federal income tax pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in connection with the sale of a “U.S. real property interest,” each tendering Holder of Shares must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying the tendering Holder’s taxpayer identification number and address and that the tendering Holder is not a foreign person. However, a Non-U.S. Holder may be subject to withholding under FIRPTA.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

7.  Certain Effects of this Offer.

Loss of Future Opportunities.  Holders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the Trust from property operations or dispositions, and the purchase price per Share payable to a tendering Holder payable by the Trust may be less than the total amount which might otherwise be received by the Holder with respect to the Shares over the remaining term of the Trust. Since the period beginning February 1, 2006, with the exception of the second quarter of 2010, the board of directors of the Trust authorized and the Trust declared and paid quarterly distributions in the amount of $0.0019178 per Share per day payable to stockholders of record at the close of business each day during the applicable period. The annualized rate declared was equal to 7%, which represents the annualized rate of return on an investment of $10.00 per Share attributable to these daily amounts, if paid for each day for a 365 day period. During the second quarter of 2010, the board of directors of the Trust authorized and the Trust declared and paid an initial quarterly distribution in the amount of $0.0010959 per Share per day payable to stockholders of record at the closing of business each day during the applicable period. Subsequently, for the same quarter, the board of directors of the Trust authorized and the Trust declared and paid a special distribution in the amount of $0.0010959 per Share per day payable to stockholders of record at the closing of business each day during the applicable period. In aggregate, the annualized distribution rate paid for the second quarter of 2010 was equal to 8%, which represents the annualized rate of return on an investment of $10.00 per Share attributable to these daily amounts, if paid for each day for a 365 day period.

As of June 30, 2011, the Trust has cash and liquid assets of approximately $116 million that are available to make this Offer and future investments. Holders that tender their Shares will not be able to participate in the potential benefit of any such investments. Section 8 contains a description of recent events, which the Trust believes are indicative of a favorable future.

Offer Price Could Undervalue the Shares.  There can be no certainty as to the actual value of the Shares. While the price was based on an assessment of the value of the assets and operations of the Trust by its management as of December 31, 2010, the value may not represent the current or future market value of the assets. Additionally, because there is no public market for the Shares, there can be no assurance that the price does not undervalue the Shares.

Use of Securities Acquired.  We currently intend to cancel and retire Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued common stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

Depositary Unrelated to the Trust.  The Trust has retained DST Systems, Inc. to serve as the depositary in connection with this Offer, and the Depositary is unrelated to the Trust. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by the Trust for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with this Offer, including certain liabilities under the federal securities laws.

Plans and Proposals.  Except as disclosed herein, or as may occur in the ordinary course of its business, Lightstone Value Plus REIT LLC (the “Advisor”) has no plan to take any action, or cause the Trust to take any action, that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries;
•	a purchase, sale or transfer of a material amount of the assets of the Trust or any of its subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;
•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Trust;

•	any change in the present board of directors or management of the Trust;
•	any other material change in the Trust’s corporate structure or business;
•	the Shares becoming eligible for termination or registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of the Trust’s obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition by any person of additional securities of the Trust, or the disposition of securities of the Trust; or
•	any changes in the Trust’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Trust.

8.  Certain Information Concerning the Trust.

The Trust was organized in the State of Maryland on June 8, 2004. The principal offices of the Trust are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, and its telephone number is (732) 367-0129.

The Business of the Trust.  The Trust was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout the United States and Puerto Rico. The Trust has acquired portfolios and individual properties, with its commercial holdings consisting of retail (primarily multi-tenanted shopping centers), lodging, industrial and office properties, and its residential properties consisting of “Class B” multi-family complexes and single family properties. Building classifications in most markets refer to Class “A”, “B”, “C” and sometimes “D” properties. Class “A”, “AA” and “AAA” properties are typically newer buildings with superior construction and finish in excellent locations with easy access, are attractive to creditworthy tenants and offer valuable amenities such as on-site management or covered parking. These buildings command the highest rental rates in their market. As the classification of a building decreases (e.g., Class “A” to Class “B”), one or more building attributes becomes less desirable.

The Trust is structured as an umbrella partnership real estate investment trust (“UPREIT”), and substantially all of the Trust’s current and future business is and will be conducted through Lightstone Value Plus REIT, L.P., a Delaware limited partnership formed on July 12, 2004 (the “Operating Partnership”).

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this Offer to Purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this Offer to Purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 15, 2011; and
•	Each of the Form 8-Ks filed with the SEC on each of March 9, March 23, May 13 and August 12, 2011.

Securities Ownership and Transactions.  As shown in the chart below, as of September 30, 2011, Shares representing approximately 0.08% of the outstanding Shares were owned beneficially by the executive officers, directors, control persons and any executive officer or director of any control person of the Trust.

Name of Beneficial Owner	Number of Shares of Common Stock of the Trust Beneficially Owned	Percent of All Shares of Common Stock of the Trust
David Lichtenstein(1)	20,000	0.06%
Edwin J. Glickman	0	0%
George R. Whittemore	0	0%
Shawn Tominus	0	0%
Bruno deVinck	6,442	0.02%
Donna Brandin	0	0%
Joseph Teichman	0	0%
Peyton Owen	0	0%
Our directors and executive officers as a group (8 persons)	26,442	0.08%

(1)	Includes 20,000 shares owned by the Advisor. The Advisor is wholly owned by The Lightstone Group, LLC, which is controlled and wholly owned by David Lichtenstein, our sponsor. Lightstone SLP, LLC, which is also controlled and wholly owned by our sponsor, has received special general partner interests of the Operating Partnership in exchange for approximately $30,000,000, which we used to defray all costs and expenses of our initial public offering, including organization costs and selling commissions.

The Trust has a stock option plan under which its independent directors are eligible to receive annual nondiscretionary awards of nonqualified stock options. In July 2007, August 2008, September 2009, September 2010 and September 2011, options to purchase 3,000 Shares were granted to each of our three independent directors at the annual stockholders meeting on the respective dates. As of September 30, 2011, options to purchase 36,000 Shares at an exercise price of $10 per Share were outstanding, of which 27,000 were fully vested. In addition, options to purchase 9,000 Shares at an exercise price of $9.80 per Share were outstanding, none of which are fully vested. Through September 30, 2011, there were no forfeitures related to stock options previously granted.

The exercise price for all stock options granted under the stock option plan were fixed at $10 per Share until the termination of the Trust’s initial public offering which occurred in October 2008, and thereafter the exercise price for stock options granted to the independent directors has equaled, and will in the future equal, the fair market value of a Share on the last business day preceding the annual meeting of stockholders. The term of the stock options is 10 years from the date of grant. Options granted to non-employee directors vest and become exercisable on the second anniversary of the date of grant, provided that the independent director is a director on the board of directors on that date.

Since August 26, 2011, none of the Trust’s executive officers, directors, control persons or any executive officer or director of any entity that is a control person of the Trust, or any executive officer or director of any subsidiary of the Trust has purchased any Shares.

Except as set forth above: (i) the Trust does not, and to its knowledge, none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of the Trust; (ii) the Trust has not, and to its knowledge the persons or entities referred to in clause (i) above have not, effected any transaction in the Shares or any other equity securities of the Trust during the past 60 days; and (iii) the Trust does not have, and to our knowledge the persons listed above do not have, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Trust (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The Trust is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can also be obtained at prescribed rates by contacting the SEC at (202) 551-8090 or from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.  Source and Amount of Funds.

The Trust expects that approximately $20,000,000 would be required to purchase 2,040,816 Shares, if tendered, and approximately $50,000 of additional funds may be required to pay fees and expenses related to the Offer. The Trust will use a portion of its cash and liquid assets to fund these obligations. The Trust has sufficient cash and liquid assets to provide such funds. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, this Offer is not conditioned upon any financing arrangements.

10.  Purpose of this Offer.

The purpose of this Offer is to provide additional liquidity to Holders in excess of that provided under the Trust’s share redemption program, under which purchases are limited to 2.0% of the weighted average number of Shares outstanding during the prior calendar year. In addition, the Trust perceives that there may be a desire for some Holders to sell a greater amount of Shares than would be allowed under the share redemption program. The Trust is making this Offer to provide an opportunity to Holders who wish to do so to sell all or a portion of their Shares.

11.  Dividends.

If, on or after December 1, 2011, the Trust should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares, shares of any other class or series of equity interest, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Trust’s rights under This Offer — Section 12, the Trust may, in its sole discretion, make such adjustments in the purchase price and other terms of this Offer as the Trust deems appropriate, including the number or type of securities to be purchased.

12.  Conditions of this Offer.

Notwithstanding any other provision of the Offer, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (in our reasonable determination), we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f) under the Exchange Act):

•	There has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
º	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
º	seeks to make our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal;
º	materially impairs the contemplated benefits to us of the Offer;
º	seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our stockholders; or

º	otherwise could reasonably be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of our business;
•	There has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer, including, but not limited to, the following:
º	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;
º	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
º	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;
º	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;
º	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 30, 2011;
º	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;
º	legislation amending the Code having been passed by either the U.S. House of Representatives or Senate or pending before the U.S. House of Representatives or Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us; or
º	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
•	A tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•	We learn that:
º	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 30, 2011);

º	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 30, 2011 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or
º	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•	Any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•	Any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
º	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
º	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
º	otherwise could reasonably be expected to materially adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer;
•	Any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, income, operations, licenses, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer; or
•	We shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons or to be eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may impair our status as a real estate investment trust under the Code we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit. We may assert these conditions regardless of the circumstances giving rise to any of them (other than any action or omission to act by us), and we may waive these conditions, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived.

In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination we make concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

13.  Certain Legal Matters; Regulatory Approvals.

General.  Except as set forth in this Section 13, the Trust is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Trust pursuant to this Offer. Should any such approval or other action be required, the Trust intends to seek such additional approval. While there is no present intent to delay the purchase of Shares tendered pursuant to this Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Trust’s business, or that certain parts of the Trust’s business might not have to be disposed of, or held separate, or other substantial conditions complied with, in order to obtain such approval or action, any of which could cause the Trust to elect to terminate an Offer without purchasing Shares thereunder. The Trust’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 13.

Antitrust.  The Trust does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to this Offer.

Margin Requirements.  The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to this Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Trust does not believe that any anti-takeover laws apply to the transactions contemplated by this Offer.

Although the Trust has not attempted to comply with any state anti-takeover statutes in connection with this Offer, the Trust reserves the right to challenge the validity or applicability of any state law allegedly applicable to this Offer, and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to this Offer, the Trust might be unable to accept for payment or purchase Shares tendered pursuant to this Offer or be delayed in continuing or consummating this Offer. In such case, the Trust may not be obligated to accept for purchase or pay for any Shares tendered.

The foregoing discussion is not a complete statement of the state law or U.S. federal law and is qualified in its entirety by reference to the applicable state law and applicable U.S. federal law.

14.  Fees and Expenses.

The Trust has retained DST Systems, Inc. to act as the depositary in connection with this Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. The Trust will pay all charges and expenses of the Depositary incurred in connection with this Offer.

Neither the Trust nor its affiliates will pay any fees or commissions to any broker or dealer or any other person (other than the Depositary) for soliciting tenders of Shares pursuant to this Offer.

15.  Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Trust by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Trust not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to this Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in This Offer — Section 8 of this Offer to Purchase.

Lightstone Value Plus Real Estate Investment Trust, Inc.

October 3, 2011

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary for this Offer is:

DST Systems, Inc.

By Regular Mail:

Lightstone REIT
C/O DST Systems, Inc.
PO Box 219002
Kansas City, MO 64121-9002

By Overnight Courier or By Hand:

Lightstone REIT
C/O DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105

By Facsimile:
855-368-2326

Confirm Facsimile Transmission
(By Telephone Only)
877-304-4733

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact ICON Investments, Attn: Denise Kerrigan, 100 Grossman Drive, Suite 301, Braintree, MA 02184, Toll Free: (877) 304-4733, Fax: (781) 380-8788.